Exhibit 10.6

Gene Micheal Bennett,
Gemdale Garden International Building B,
Suite 20-C, #91 Jian Guo Road, ChaoYang District
Beijing, P.R.C 100022

January 4, 2008

Re: Service about being independent director and Chairman of the Audit Committee of China Pharma Holdings, Inc

Dear Mr. Bennett,

On behalf of the Board of Directions and the Company, I am pleased to welcome you to join the Board of the China Pharma Holdings, Inc as an independent director and Chairman of the Audit Committee. I look forward to working with you. Your starting date will be the date of the board approves your engagement and your engagement for this term will end on the date of the next annual shareholders meeting.

Your compensation will consist of the following:

1)	A retainer of $16,000 per year, payable quarterly within 5 days of the start of the quarter;

2)	5,000 warrants of common stocks with an exercise price $3.32 per share which is determined by the average stock price of 15 days before December 19th 2007. The warrants will be vested on the anniversary date of the board resolution. The warrants issued will be subject to the warrants plan to be adopted by the Company.

If you agree to the terms and conditions stated above, please sign and date this letter below.

I look forward to working with you and sincerely hope that your service will be enjoyable and rewarding.

Sincerely

Chairman of the Board
China Pharma Holdings, Inc

Response:
This letter correctly sets forth the understanding of Gene Michael Bennett.

By: _________________________________

Date:________________________________